EXHIBIT 13.6

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report on the Property in the Bralorne of British Columbia, Canada dated October 20, 2016 entitled “Bralorne Gold Mine, British Columbia Canada” by Kirkham Geosystems Ltd. and Jasman Yee, P. Eng. and the reference as an expert contained in the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2017 and incorporated by reference to the Company’s Registration Statements on Form S-8 (SEC File No.: 333-195120), Form F-3 (SEC File Nos.: 333-193471 and 333-195144) and Form F-10 (SEC File No.: 333-214396).

KIRKHAM GEOSYSTEMS LTD.

Dated: March 30, 2018	/s/ Garth Kirkham
Garth Kirkham, P. Geo